EXHIBIT 99.2

                            FOR IMMEDIATE RELEASE

             Union Bankshares announces Stock Repurchase Program

Morrisville, VT October 17, 2001 - Union Bankshares, Inc. (AMEX - UNB), headquartered in Morrisville, Vermont, today announced a stock repurchase program. The Board of Directors has authorized the repurchase of up to 100,000 shares of common stock, or approximately 3.3% of the Company's outstanding shares. Shares will be repurchased from time to time in the open market or in negotiated transactions as, in the judgment of management, market conditions warrant. The repurchase program is open for an unspecified period of time.

For more information, please contact JoAnn Tallman or Ken Gibbons at Union Bankshares, Inc. at 802-888-6600.

Union Bankshares, Inc. is the parent company of Union Bank, based in Morrisville, Vermont, and Citizens Savings Bank and Trust Company, based in St. Johnsbury, Vermont.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development of technology, and the dependence on intellectual property rights. Investors are directed to the company's 2000 annual report, which is available from the company without charge for a more complete description of the company's business.